Exhibit 5.1

February 9, 2006

Magellan Midstream Holdings, L.P.

One Williams Center

Tulsa, Oklahoma 74172

Ladies and Gentlemen:

We have acted as counsel to Magellan Midstream Holdings, L.P., a Delaware limited partnership (the “Partnership”), in connection with the filing of a Registration Statement on Form S-1 and the amendments thereto (Registration No. 333-129623) (such registration statement, as amended at the effective date thereof and together with the registration statement filed with respect to such registration statement under Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), being collectively referred to herein as the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act, covering the registration of the offer and sale by the Partnership of up to an aggregate of 25,300,000 common units representing limited partner interests in the Partnership (the “Common Units”), sold pursuant to the terms of the terms of the underwriting agreement (the “Underwriting Agreement”) executed by the Partnership, the underwriters named therein and the other parties thereto.

As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1.	The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Act.

2.	The Common Units, when issued and delivered on behalf of the Partnership against payment therefore as described in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement, but we do not thereby admit that we are within the class of persons whose consent is required under the provisions of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

VINSON & ELKINS L.L.P.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2300, Houston, Texas 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com